Exhibit 99.1

Ellington Financial LLC Reports Second Quarter 2013 Results
OLD GREENWICH, Connecticut—August 5, 2013
Ellington Financial LLC (NYSE: EFC) (the "Company") today reported financial results for the quarter ended June 30, 2013.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the second quarter was $11.6 million or $0.49 per basic and diluted share. For the six months ended June 30, 2013 net income was $51.9 million and non-annualized return on equity was 9.4%.

•
Book value per share as of June 30, 2013 was $24.51 on a diluted basis after payment of a quarterly dividend of $0.77 per share, as compared to book value per share of $24.78 on a diluted basis as of March 31, 2013.

•	The Company's non-Agency strategy generated gross income of $17.7 million for the quarter ended June 30, 2013.

•	The Company's Agency RMBS strategy generated a gross loss of $(0.6) million for the quarter ended June 30, 2013.

•	Income from hedging activities–especially interest rate hedging activities–offset most of the impact of non-Agency and Agency MBS asset valuation declines.

•	In May 2013, the Company completed a secondary share offering that resulted in net proceeds of $125.3 million, after offering costs.

•	The Company's Board of Directors declared a dividend of $0.77 per share for the second quarter of 2013 payable on September 16, 2013 to shareholders of record on August 30, 2013.
First Quarter 2013 Results
For the quarter ended June 30, 2013, the Company recognized net income of $11.6 million, or $0.49 per diluted share. This compares to net income of $40.3 million, or $1.94 per diluted share, for the quarter ended March 31, 2013.
The Company's non-Agency strategy generated gross income in the amount of $17.7 million for the quarter, or $0.74 per share. The Company's non-Agency income was mainly driven by interest income, income from interest rate hedges, and net realized gains. The rally that has taken place in non-Agency RMBS for the past several quarters continued through the first half of the second quarter. Because home prices serve as one of the most important determinants of future cashflows in distressed non-Agency RMBS, the ongoing positive momentum in home prices continued to fuel prices for non-Agency RMBS through mid-May. However, in the latter part of the quarter, interest rates rose sharply in reaction to indications by the Federal Reserve that its asset purchase program and other accommodative monetary policies might begin to be unwound later in 2013, and this negatively impacted prices for non-Agency RMBS as well as other fixed income sectors. U.S. bond funds experienced a record amount of redemptions in late May and June as investors sought to decrease their exposure to the fixed income markets. Also weighing on non-Agency RMBS prices was the sale in late May of a $9 billion portfolio of non-Agency RMBS by a large British bank. This increased supply and the dramatic rise in interest rates were the major contributors to the overall decline in non-Agency RMBS prices.
Despite these price declines, the Company's non-Agency RMBS portfolio benefited in the second quarter from its hedges, which offset most of the impact of the surge in interest rates during the quarter. In addition, in the first part of the second quarter, when asset prices were generally much higher, the Company sold certain lower-priced, higher-risk securities which it felt were being priced to potentially overly optimistic scenarios, and purchased certain higher-priced, lower-risk securities. Subsequently, however, as the market softened in the latter portion of the second quarter, the Company has been able to find attractive opportunities again among riskier non-Agency RMBS assets; the Company has increased its repo borrowings to take advantage of these opportunities. On the basis of cost, the Company's total non-Agency portfolio increased approximately 36% from March 31, 2013 to June 30, 2013, to $707.8 million. This was primarily due to the deployment of the net proceeds from the Company's May 2013 secondary common share offering, as well as the deployment of proceeds received in connection with the increase in repo borrowings. Net proceeds from the offering were $125.3 million.

Other non-Agency asset classes in which the Company invests also experienced high volatility during the second quarter. The Company continues to actively trade its non-Agency CMBS portfolio in order to monetize gains and to replace bonds at attractive levels. The Company increased its holdings of CMBS as of June 30, 2013 as compared to March 31, 2013. The Company believes that the environment for CMBS investing remains very attractive, although the recent rise in interest rates may cause new issuances to decline in the second half of the year. The Company also continues to see attractive opportunities in small balance non-performing commercial whole loans. Finally, the Company increased its holdings of CLOs in the second quarter, as supply pressures have continued to provide attractive relative value opportunities in certain sectors of that market. As of June 30, 2013, the Company's CLO holdings include both debt and equity tranches.

The Company's Agency RMBS strategy generated a gross loss of $(0.6) million or $(0.02) per share. The primary components of the quarter's Agency RMBS results were interest income and gains from hedging activities, offset by net realized and unrealized losses on Agency "specified" pools. Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics. Agency pool prices plummeted in the second quarter, as uncertainty around the future of the Federal Reserve's accommodative monetary policies drove the benchmark 10-year U.S. Treasury yield to its highest level in almost two years. The 10-year U.S. Treasury yield ended the quarter at 2.49%, up from 1.85% at the end of March. Interest income for the quarter included an additional $1.5 million from the effects of a downward adjustment to premium amortization (accompanied by a corresponding $1.5 million downward adjustment to realized and unrealized gains), as higher interest rates caused a decline in projected prepayments.
Prices of Agency RMBS were adversely impacted by the market uncertainty that was prevalent during the second quarter, with lower coupon securities faring the worst. Also during the second quarter, "pay-ups" (i.e., price premiums over TBAs) for specified Agency pools contracted significantly, as a direct and indirect result of the dramatic increase in interest rates. Most of the declines in pay-ups during the quarter were caused by fundamental factors: prepayment protection becomes less valuable as interest rates rise, especially for mortgages with lower coupons. Nevertheless, a significant portion of the declines were the result of technical factors, particularly the large-scale selling of Agency pools by many investors, such as certain mortgage REITs who came under tremendous pressure to sell assets in order to reduce leverage and stem further losses.
During the second quarter and consistent with its strategy, the Company continued to hedge against the risk of rising interest rates, primarily with interest rate swaps and TBAs. As interest rates rose, future expected prepayments declined, and as a result the Company's assets lengthened in expected duration. So as to remain better hedged, the Company extended the terms of its interest rate swaps throughout the selloff (the TBA hedging positions "automatically" extend in expected duration). As a result of this dynamic hedging strategy, the Company was able to mitigate much of the impact of the pricing declines in Agency RMBS. In the second quarter, the Company's interest rate hedges in the Agency RMBS strategy generated $23.6 million of income, or $1.00 per share, significantly offsetting the impact of net realized and unrealized losses on Agency RMBS of $(31.0) million or $(1.31) per share. Thanks to its choice of assets (maintaining a relatively low average pay-up on its specified pool portfolio) and its choice of hedges (concentrating in longer-term interest rate swaps and TBAs), the Company was able to avoid many of the substantial losses in Agency RMBS that were experienced by some other market participants during the first and second quarters of the year.
Active trading of both assets and hedges has, and continues to be, the focus of the Company's Agency RMBS strategy. Over the last quarter of 2012, as Agency specified pool pay-ups reached all-time highs, the Company took advantage of these historically high levels and actively sold many of its specified pools to capture gains, replacing these positions with non-traditional prepayment-protected positions with lower pay-ups. Following the recent dramatic market moves, traditional prepayment protected pools again became attractively priced; as a result, the Company was able to take advantage of some very favorable entry points, using capital raised in the Company's May 2013 secondary offering as well as capital freed up through active portfolio rotation. While mortgage rates increased significantly in the second quarter, they are still extremely low by historical standards. As a result, the Company continues to see value in many specified pool sectors with prepayment protection characteristics, where it believes that the market is now underestimating the value of prepayment protection.
Volatility in the Agency RMBS market will likely continue to be tied to actions of the Federal Reserve and its ongoing asset purchase programs. Continued improvement in the U.S. economy, particularly in the form of declines in unemployment and the ongoing recovery in the housing market, have only added to speculation that the Federal Reserve will begin to wind down its asset purchase programs–and possibly even begin selling assets–earlier than previously predicted. However, while some statements from the Federal Reserve have supported the notion of a tapering of its accommodative monetary policies, more recently the Federal Reserve has taken steps to reiterate its earlier view that the U.S. economy is still in need of support and that its policies will be necessary for the foreseeable future. While the Federal Reserve's eventual exit from quantitative easing could expand the opportunities for the Company in the Agency RMBS market in the long-term, it will no doubt cause a period of significant volatility. This reinforces the importance of the Company's ability to hedge its risks using a variety of tools, including TBAs, as it navigates the changing market landscape.
One gauge that the Company uses to measure its overall prepayment risk is the Company's net Agency premium as a percentage of its long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on net short (TBA) Agency RMBS positions. The lower its net Agency premium, the less the Company believes it is exposed to market-wide increases in Agency RMBS prepayments. As of June 30, 2013, net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 2% compared to 3% at March 31, 2013. Excluding its TBA hedging positions, the Company's Agency premium as a percentage of fair value was approximately 4% and 7% as of June 30, 2013 and March 31, 2013, respectively.

The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company's book value per share and assumes the reinvestment of dividends at book value per share. For the three and six months ended June 30, 2013, net-asset-value-based total return was 1.57% and 9.57%, respectively. Net-asset-value-based total return from inception of the Company (August 17, 2007) through June 30, 2013 was 112.81%.
"We are very pleased to report our second quarter results" said Laurence Penn, Chief Executive Officer and President of the Company. "Uncertainty around future Federal Reserve actions caused extreme volatility in the fixed income markets during the second quarter, with many MBS sectors suffering some of the worst declines. With our relatively low leverage and disciplined hedging strategy, we were able to post a positive ROE during the quarter and avoid the large book value declines experienced by many other market participants. Our six month non-annualized ROE, which includes all mark-to-market adjustments, was +9.4%. This past quarter once again highlights the most important feature of our PTP structure–that is, the ability to hedge when and as we see fit, unrestricted by the REIT rules. While our hedging activities may modestly lower returns in rising markets, they have benefited us greatly in declining markets, enabling us to better protect capital and thus generate more attractive returns over market cycles. Following the recent market dislocations, we are now seeing better opportunities in both non-Agency MBS and Agency RMBS, and, having protected our capital, we find ourselves in a position of strength to take advantage of these opportunities. Our ability to nimbly rotate in and out of securities and sectors as market conditions change remains a hallmark of our portfolio management style. We were also pleased to have completed a secondary share offering during the quarter, resulting in net proceeds to the Company of $125.3 million. We have worked diligently to put those proceeds to work and we are pleased with the opportunities that recent market events have created."

The following table(1) summarizes the Company's operating results for the quarters ended June 30, 2013 and March 31, 2013 and the six month period ended June 30, 2013:

	Quarter Ended June 30, 2013	Per Share	% of Average Equity	Quarter Ended March 31, 2013	Per Share	% of Average Equity	Six Month Period Ended June 30, 2013	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, Other ABS, and Commercial mortgage loans:
Interest income	$12,684	$0.54	2.18%	$12,118	$0.58	2.32%	$24,802	$1.11	4.46%
Net realized gain	5,525	0.23	0.95%	14,153	0.67	2.71%	19,680	0.88	3.54%
Change in net unrealized gain (loss)	(8,364)	(0.35)	(1.44)%	27,384	1.30	5.24%	19,020	0.85	3.42%
Net interest rate hedges(2)	9,087	0.38	1.56%	348	0.02	0.07%	9,435	0.42	1.70%
Net credit hedges and other	340	0.01	0.06%	(7,079)	(0.34)	(1.36)%	(6,739)	(0.30)	(1.21)%
Interest expense	(1,616)	(0.07)	(0.28)%	(1,175)	(0.06)	(0.23)%	(2,791)	(0.12)	(0.50)%
Total non-Agency MBS, Other ABS, and Commercial mortgage loans profit	17,656	0.74	3.03%	45,749	2.17	8.75%	63,407	2.84	11.41%
Agency RMBS:
Interest income	7,641	0.32	1.31%	6,262	0.30	1.20%	13,903	0.62	2.50%
Net realized loss	(5,863)	(0.25)	(1.01)%	(1,135)	(0.05)	(0.22)%	(6,998)	(0.31)	(1.26)%
Change in net unrealized gain (loss)	(25,179)	(1.06)	(4.33)%	(4,425)	(0.21)	(0.85)%	(29,604)	(1.33)	(5.32)%
Net interest rate hedges(2)	23,571	1.00	4.05%	811	0.04	0.16%	24,379	1.09	4.38%
Interest expense	(788)	(0.03)	(0.14)%	(779)	(0.04)	(0.15)%	(1,566)	(0.07)	(0.28)%
Total Agency RMBS profit (loss)	(618)	(0.02)	(0.12)%	734	0.04	0.14%	114	—	0.02%
Total non-Agency and Agency MBS, Other ABS, and Commercial mortgage loans profit	17,038	0.72	2.91%	46,483	2.21	8.89%	63,521	2.84	11.43%
Other interest income (expense), net	1	—	0.00%	(67)	—	(0.01)%	(66)	—	(0.01)%
Other expenses (excluding incentive fee)	(4,152)	(0.18)	(0.71)%	(3,615)	(0.17)	(0.69)%	(7,767)	(0.35)	(1.40)%
Net increase in equity resulting from operations (before incentive fee)	12,887	0.54	2.20%	42,801	2.04	8.19%	55,688	2.49	10.02%
Incentive fee	(1,182)	(0.05)	(0.20)%	(2,055)	(0.10)	(0.39)%	(3,237)	(0.14)	(0.58)%
Net increase in equity resulting from operations	$11,705	$0.49	2.00%	$40,746	$1.94	7.80%	$52,451	$2.35	9.44%
Less: Net increase in equity resulting from operations attributable to non-controlling interest	105			411			516
Net increase in shareholders' equity resulting from operations(6)	$11,600	$0.49	2.00%	$40,335	$1.94	7.80%	$51,935	$2.35	9.42%
Weighted average shares and convertible units(3) outstanding	23,656			20,997			22,334
Average equity (includes non-controlling interest)(4)	$581,552			$522,200			$556,343
Weighted average shares and LTIP units outstanding(5)	23,444			20,785			22,122
Average shareholders' equity (excludes non-controlling interest)(4)	$576,803			$517,426			$551,581

(1)	The table may not add across due to rounding.

(2)	Includes TBAs and U.S. Treasuries, if applicable.

(3)	Convertible units include LTIP units and Operating Partnership units attributable to the non-controlling interest.

(4)	Average equity and average shareholders' equity is calculated using month end values.

(5)	Excludes Operating Partnership units attributable to the non-controlling interest.

(6)
Per share information calculated using weighted average shares and LTIP units outstanding. Percentage of average equity calculated using average shareholders' equity, which excludes the non-controlling interest.

Portfolio
The following tables summarize the Company's portfolio holdings as of June 30, 2013 and March 31, 2013:
Investment Portfolio

	June 30, 2013					March 31, 2013
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS(2)	$938,866	$690,891	$73.59	$631,599	$67.27	$761,019	$553,640	$72.75	$488,279	$64.16
Non-Agency CMBS and Commercial mortgage loans	59,745	31,469	52.67	32,115	53.75	17,196	15,491	90.09	15,294	88.94
Other ABS(3)	36,386	33,539	92.18	34,569	95.01	5,713	5,529	96.78	5,609	98.18
Total Non-Agency MBS, Other ABS, and Commercial mortgage loans	1,034,997	755,899	73.03	698,283	67.47	783,928	574,660	73.31	509,182	64.95
Agency RMBS: (4)
Floating	9,898	10,425	105.32	10,127	102.31	13,720	14,512	105.77	14,071	102.56
Fixed	791,317	822,835	103.98	842,494	106.47	772,494	830,266	107.48	824,821	106.77
Total Agency RMBS	801,215	833,260	104.00	852,621	106.42	786,214	844,778	107.45	838,892	106.70
Total Non-Agency and Agency MBS, Other ABS, and Commercial mortgage loans	$1,836,212	$1,589,159	$86.55	$1,550,904	$84.46	$1,570,142	$1,419,438	$90.40	$1,348,074	$85.86
Agency Interest Only RMBS	n/a	$27,397	n/a	$29,737	n/a	n/a	$16,228	n/a	$18,636	n/a
Non-Agency Interest Only and Principal Only RMBS and Other	n/a	$9,920	n/a	$9,492	n/a	n/a	$10,289	n/a	$9,423	n/a
TBAs:
Long	$81,970	$80,959	$98.77	$82,049	$100.10	$86,920	$89,969	$103.51	$89,655	$103.15
Short	(543,876)	(561,845)	103.30	(566,128)	104.09	(572,782)	(607,285)	106.02	(606,162)	105.83
Net Short TBAs	$(461,906)	$(480,886)	$104.11	$(484,079)	$104.80	$(485,862)	$(517,316)	$106.47	$(516,507)	$106.31
Short U.S. Treasury Securities	$(41,700)	$(40,977)	$98.27	$(41,929)	$100.55	$(41,700)	$(42,471)	$101.85	$(41,939)	$100.57
Repurchase Agreements	$41,188	$41,188	$100.00	$41,188	$100.00	$42,614	$42,614	$100.00	$42,614	$100.00
Long Common Stock	n/a	$2,987	n/a	$2,952	n/a	n/a	$—	n/a	$—	n/a
Short Common Stock	n/a	$(6,100)	n/a	$(6,151)	n/a	n/a	$—	n/a	$—	n/a
Total Net Investments		$1,142,688		$1,102,114			$928,782		$860,301

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Excludes Interest Only, Principal Only, and similar securities.

(3)	Excludes equity tranches and similar securities.

(4)	Excludes Interest Only securities and TBAs.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.
The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position.

Derivatives Portfolio

	June 30, 2013		March 31, 2013
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Net Long Mortgage Related: (1)(2)
CDS on RMBS and CMBS Indices	$43,647	$(13,478)	$39,935	$(14,092)
Total Net Long Mortgage Related Derivatives	43,647	(13,478)	39,935	(14,092)
Net Short Mortgage Related: (2)(3)
CDS on RMBS and CMBS Indices	(63,937)	9,553	(57,451)	9,329
CDS on Individual RMBS	(31,263)	20,593	(37,262)	26,396
Total Net Short Mortgage Related Derivatives	(95,200)	30,146	(94,713)	35,725
Net Mortgage Related Derivatives	(51,553)	16,668	(54,778)	21,633
Net Short CDS on Corporate Bond Indices	(106,563)	(4,109)	(85,500)	(2,759)
Net Short Total Return Swaps on Corporate Equities (2)(4)	(4,205)	8	(11,131)	34
Interest Rate Derivatives:
Net Interest Rate Swaps (2)	(651,400)	15,945	(530,790)	(1,100)
U.S. Treasury Note Futures(5)	34,500	(49)	—	—
Eurodollar Futures (6)	(21,000)	(29)	(42,000)	(48)
Total Net Interest Rate Derivatives	(637,900)	15,867	(572,790)	(1,148)
Total Net Derivatives	$(800,221)	$28,434	$(724,199)	$17,760

(1)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.

(2)
In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate and total return swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of June 30, 2013, derivative assets and derivative liabilities were $47.0 million and $18.5 million, respectively, for a net fair value of $28.4 million, as reflected in "Total Net Derivatives" above. As of March 31, 2013, derivative assets and derivative liabilities were $36.3 million and $18.5 million, respectively, for a net fair value of $17.8 million, as reflected in "Total Net Derivatives" above.

(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.

(4)
Notional value represents number of underlying shares or par value times the closing price of the underlying security. The net short notional value of $4.2 as of June 30, 2013 represents a gross short notional of $11.9 million offset by a gross long notional of $7.7 million. The net short notional value of $11.1 million as of March 31, 2013 represents a gross short notional of $13.6 million offset by a gross long notional value of $2.4 million.

(5)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held; as of June 30, 2013, a total of 296 contracts were held.

(6)	Every $1 million in notional value represents one contract.
The Company's short positions in RMBS and CMBS indices remained concentrated in MBS vintage years 2006 and 2007 and net long and net short total return swaps on corporate equities are principally net long and net short equity positions in certain publicly traded REITs. The Company's mix and composition of hedging instruments may vary from period to period.

The following table summarizes, as of June 30, 2013, the estimated effects on the value of the Company's portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$28	$(42)
Agency Fixed Pools and IOs	21,232	(24,674)
TBAs	(10,467)	12,954
Non-Agency RMBS, CMBS, Other ABS, and Commercial Mortgage Loans	11,201	(11,199)
Interest Rate Swaps	(17,205)	16,629
U.S. Treasury Securities	(1,296)	1,245
Futures	963	(963)
Mortgage-Related Derivatives	(459)	731
Repurchase Agreements and Reverse Repurchase Agreements	(778)	883
	$3,219	$(4,436)

(1)
Based on the market environment as of June 30, 2013. The preceding analysis does not include sensitivities to changes in interest rates for derivatives on corporate securities (whether debt or equity related), or other categories of instruments for which the Company believes that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of June 30, 2013	For the Quarter Ended June 30, 2013		As of March 31, 2013	For the Quarter Ended March 31, 2013
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$415,545	$315,851	2.04%	$237,511	$233,725	2.02%
Agency RMBS	872,447	770,252	0.41%	727,761	745,987	0.42%
Total	$1,287,992	$1,086,103	0.89%	$965,272	$979,712	0.80%
Leverage Ratio (2)	2.02:1			1.86:1

(1)	Borrowed amounts exclude $1.2 million in securitized debt as of both June 30, 2013 and March 31, 2013, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. The Company's debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $1.2 million as of both June 30, 2013 and March 31, 2013.

As of June 30, 2013 as compared to March 31, 2013, the Company had a larger capital base as a result of the completion of its May 2013 secondary share offering which generated $125.3 million in net proceeds. Borrowings under reverse repos for both non-Agency MBS and Agency RMBS assets also increased as of June 30, 2013 as compared to March 31, 2013, and the Company's leverage ratio increased modestly to 2.02:1 from 1.86:1 over that period. The Company's leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions and the timing of security purchase and sale transactions.

By Remaining Maturity (1)(2)

(In thousands)
	As of June 30, 2013		As of March 31, 2013
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$321,059	24.9%	$241,554	25.0%
31-60 Days	393,712	30.6%	319,003	33.1%
61-90 Days	393,240	30.5%	49,420	5.1%
91-120 Days	54,197	4.3%	—	—%
121-150 Days	26,316	2.0%	109,152	11.3%
151-180 Days	99,468	7.7%	246,143	25.5%
	$1,287,992	100.0%	$965,272	100.0%

(1)	Borrowed amounts exclude $1.2 million in securitized debt as of both June 30, 2013 and March 31, 2013, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The vast majority of the Company's borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, the Company also had securitized debt outstanding in the amount of $1.2 million as of both June 30, 2013 and March 31, 2013. The weighted average remaining term on the Company's reverse repos as of June 30, 2013 and March 31, 2013 was 62 and 81 days, respectively. The Company's borrowings outstanding under reverse repos were with a total of 12 counterparties as of June 30, 2013. As of June 30, 2013, the Company held liquid assets in the form of cash in the amount of $201.8 million. Even though the Company fully deployed the proceeds of the May 2013 secondary share offering during the quarter, the Company was able to take various steps to increase its cash balance towards the latter part of the quarter, both as a buffer against the increased market volatility and so as to be able to take advantage of potential investment opportunities. For example, the Company financed some of its whole pools that had previously been unfinanced, with the result that as of June 30, 2013, the Company had reduced its holdings of unencumbered whole pools to $18.0 million from $46.6 million as of March 31, 2013.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of the Company's derivatives/hedging and other investments results for the quarter ended June 30, 2013 and March 31, 2013:

(In thousands)	Quarter Ended June 30, 2013				Quarter Ended March 31, 2013
Hedges:	Net Interest Expense(1)	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(1,183)	$995	$17,408	$17,220	$(747)	$939	$228	$420
Futures	—	(775)	(29)	(804)	—	(22)	22	—
Net TBAs Held Short	—	10,925	4,001	14,926	—	983	(87)	896
Net U.S. Treasuries Held Short	(169)	—	1,485	1,316	(120)	(4)	(33)	(157)
Total Interest Rate Hedges	(1,352)	11,145	22,865	32,658	(867)	1,896	130	1,159
Net Credit Hedges and Other (2)	(1,665)	(2,931)	4,936	340	(1,057)	(757)	(5,265)	(7,079)
Total Hedges	$(3,017)	$8,214	$27,801	$32,998	$(1,924)	$1,139	$(5,135)	$(5,920)

(1)	Net interest expense represents fixed rate periodic payments made by the Company.

(2)	Net interest expense includes dividend expense related to common stock sold short.

Other
The Company's base management fee and other operating expenses, but excluding interest expense, other investment related expenses and incentive fees, represent 2.8%, on an annualized basis, of average equity for each of the quarters ended June 30, 2013 and March 31, 2013. The Company expects its ongoing annualized expense ratio to decline to 2.7% of average equity, given its May 2013 capital raise. Incentive fee expense of $1.2 million and $2.1 million was incurred for the quarters ended June 30, 2013 and March 31, 2013, respectively.
Dividends
On August 1, 2013, the Company's Board of Directors declared a dividend of $0.77 per share for the second quarter of 2013, payable on September 16, 2013 to shareholders of record on August 30, 2013. The Company's management previously announced that it expects to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise. At the end of any year, the Board of Directors will take into account the Company's earnings and other factors and will consider whether to declare a special dividend. The declaration and amount of future dividends remain in the discretion of the Board of Directors. The Company's dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, the Company's Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company's discretion, subject to applicable law, share availability, price and the Company's financial performance, among other considerations. To date, the Company has repurchased 217,619 shares under this program at an aggregate cost of $4.5 million, or an average cost per share of $20.59.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, August 6, 2013, to discuss its financial results for the quarter ended June 30, 2013. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 10597508. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, August 6, 2013, at approximately 2 p.m. Eastern Time through Tuesday, August 13, 2013 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 10597508. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, statements regarding the Company's net Agency premium, estimated effects on the fair value of the Company's MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of the Company's returns, the Company's expected ongoing annualized expense ratio, and statements regarding the Company's intended dividend policy including the amount to be recommended by management and share repurchase program including the amount of shares to be repurchased. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 15, 2013 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
(In thousands, except per share amounts)	June 30, 2013	March 31, 2013	June 30, 2013
Investment income
Interest income	$20,335	$18,382	$38,717
Expenses
Base management fee	2,405	1,967	4,373
Incentive fee	1,182	2,055	3,237
Interest expense	2,582	2,142	4,724
Other investment related expenses	327	—	327
Other operating expenses	1,671	1,649	3,319
Total expenses	8,167	7,813	15,980
Net investment income	12,168	10,569	22,737
Net realized gain (loss) on:
Investments	10,598	13,997	24,596
Swaps	(4,152)	(1,383)	(5,535)
Futures	(775)	(22)	(797)
	5,671	12,592	18,264
Change in net unrealized gain (loss) on:
Investments	(27,971)	22,839	(5,132)
Swaps	21,866	(5,276)	16,589
Futures	(29)	22	(7)
	(6,134)	17,585	11,450
Net realized and unrealized gain (loss) on investments and financial derivatives	(463)	30,177	29,714
Net increase in equity resulting from operations	11,705	40,746	52,451
Less: Increase in equity resulting from operations attributable to non-controlling interest	105	411	516
Net increase in shareholders' equity resulting from operations	$11,600	$40,335	$51,935
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.49	$1.94	$2.35
Weighted average shares and LTIP units outstanding	23,444	20,785	22,122
Weighted average shares and convertible units outstanding	23,656	20,997	22,334

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2013	March 31, 2013	December 31, 2012(1)
ASSETS
Cash and cash equivalents	$201,795	$64,753	$59,084
Investments, financial derivatives, and repurchase agreements:
Investments at fair value (Cost - $1,675,134, $1,465,788, and $1,328,153)	1,710,422	1,535,924	1,375,116
Financial derivatives - assets at fair value (Net cost - $47,291, $56,769, and $65,860)	46,977	36,250	48,504
Repurchase agreements (Cost - $41,188, $42,614, and $13,650)	41,188	42,614	13,650
Total Investments, financial derivatives, and repurchase agreements	1,798,587	1,614,788	1,437,270
Due from brokers	48,294	21,977	22,744
Receivable for securities sold	672,035	609,239	626,919
Interest and principal receivable	6,571	5,507	5,719
Other assets	1,125	410	379
Total assets	$2,728,407	$2,316,674	$2,152,115
LIABILITIES
Investments and financial derivatives:
Investments sold short at fair value (Proceeds - $614,208, $648,101, and $621,048)	$608,922	$649,756	$622,301
Financial derivatives - liabilities at fair value (Net proceeds - $16,042, $14,358, and $13,171)	18,543	18,490	15,212
Total investments and financial derivatives	627,465	668,246	637,513
Reverse repurchase agreements	1,287,992	965,272	905,718
Due to brokers	30,345	21,599	30,954
Payable for securities purchased	136,084	132,750	57,333
Securitized debt (Proceeds - $1,150, $1,250, and $1,311)	1,168	1,205	1,335
Accounts payable and accrued expenses	1,917	1,929	1,995
Base management fee payable	2,405	1,967	1,934
Incentive fee payable	1,182	2,055	7,343
Other payables	311	—	903
Interest and dividends payable	1,680	1,049	732
Total liabilities	2,090,549	1,796,072	1,645,760
EQUITY	637,858	520,602	506,355
TOTAL LIABILITIES AND EQUITY	$2,728,407	$2,316,674	$2,152,115
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(25,412,011, 20,403,723, and 20,370,469 shares issued and outstanding)	$624,096	$506,825	$497,373
Additional paid-in capital - LTIP units	9,066	9,023	8,982
Total Shareholders' Equity	633,162	515,848	506,355
Non-controlling interest	4,696	4,754	—
Total Equity	$637,858	$520,602	$506,355
PER SHARE INFORMATION:
Common shares, no par value	$24.92	$25.28	$24.86
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value	$24.51	$24.78	$24.38

(1)	Derived from audited financial statements as of December 31, 2012.